      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          HOMECOM COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                              58-2153309
              (State of incorporation)                         (I.R.S. Employer Identification No.)

                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   HARVEY SAX
                            CHIEF EXECUTIVE OFFICER
                          HOMECOM COMMUNICATIONS, INC.
                             BUILDING 14, SUITE 100
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                                RAYMOND L. MOSS
                          SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                           1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until March 24, 2002, or until such earlier time that all of the shares registered hereunder have been sold.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                     TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)          PER SHARE        OFFERING PRICE(2)    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share....   1,225,000 shares         $6.59375            $8,077,344            $2,245.50
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Shares of common stock which may be offered by selling stockholders pursuant to this Registration Statement consist of shares issuable upon conversion of $2,500,000 principal amount of Series B Convertible Preferred Stock and upon exercise of warrants to purchase 250,000 shares of common stock. In connection with the sale of the Series B Convertible Preferred Stock and the warrants, HomeCom agreed to file a registration statement covering at least 1,225,000 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and exercise of the warrants. If all the Series B Convertible Preferred Stock had been converted as of May 21, 1999, the conversion price would have been $5.258 per common share, and approximately 478,700 shares of common stock would have been issuable as a result of such conversion. An additional 250,000 shares of common stock would be issuable if all the warrants were exercised. This registration statement covers a further 496,300 shares of common stock in the event the actual number of shares issuable upon conversion of the Series B Convertible Preferred Stock or upon exercise of the warrants increases as a result of adjustments in the conversion or exercise prices. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the Series B Convertible Preferred Stock and exercise of the Warrants, as this amount may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. HomeCom is not, however, relying on Rule 416 to register any shares issuable as a result of other changes to the conversion price of the debentures or the exercise price of the Warrants.
(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq SmallCap Market(TM) on May 21, 1999, in accordance with Rule 457 under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JUNE 1, 1999

                                1,225,000 Shares

                          HOMECOM COMMUNICATIONS, INC.

                                  Common Stock

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BEGINNING ON PAGE 2 IN DETERMINING WHETHER TO PURCHASE SHARES OF HOMECOM.

     These shares of common stock are being offered by the selling shareholders identified on page 12 of this prospectus in the section entitled "Selling Shareholders." The selling shareholders may sell these shares from time to time:

     - on the Nasdaq SmallCap Market()(TM);

     - on the over-the-counter market;

     - in transactions directly with market makers; or

     - in privately negotiated transactions.

     We will not receive any portion of the proceeds from the sale of these shares.

     HomeCom's common stock is quoted on the Nasdaq SmallCap Market under the symbol HCOM.

     The selling shareholders will determine the price of the shares independent of HomeCom. On May 25, 1999, the last sale price of the common stock on the Nasdaq SmallCap Market was $5.9188 per share.

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                         UNDERWRITING DISCOUNTS AND      PROCEEDS TO SELLING
                                 PRICE TO PUBLIC                 COMMISSION                  SHAREHOLDERS
-----------------------------------------------------------------------------------------------------------------
Per Share.................
Total.....................        See text above               See text above               See text above
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this prospectus is June 1, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................    2
USE OF PROCEEDS.............................................   11
ISSUANCE OF SHARES TO SELLING SHAREHOLDERS..................   11
SELLING SHAREHOLDERS........................................   11
PLAN OF DISTRIBUTION........................................   13
DESCRIPTION OF CAPITAL STOCK................................   14
LEGAL MATTERS...............................................   18
EXPERTS.....................................................   18
WHERE YOU CAN FIND MORE INFORMATION.........................   18

                           -------------------------

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                    SUMMARY

     HomeCom Communications, Inc. specializes in Internet application solutions for the financial services market, providing all of the professional services and technology necessary to develop and integrate an online marketplace. In addition, HomeCom offers several products designed for e-commerce in the financial services industry, which includes Personal Internet Banker(TM) (PIB), Harvey(TM), InsureRate(TM), and its Internet Security Services Division.

     As used in this prospectus, HomeCom refers to HomeCom Communications, Inc., a Delaware corporation, and its wholly owned subsidiaries. HomeCom was incorporated on December 2, 1994, under the laws of Delaware. Our principal executive offices are located at Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305 and our telephone number is (404) 237-4646.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY

     We have a limited operating history. Our growth plans are subject to the risks, expenses, and uncertainties frequently encountered by young companies that operate exclusively in the new and evolving markets for internet products and services. If we fail to achieve our growth plans, our prospects, and the market for our shares, will be adversely affected. Successfully implementing our growth plans depends on the following factors:

     - Our ability to attract, retain, and motivate qualified people;

     - Our ability to upgrade and commercialize products and services;

     - Our ability to effectively integrate the technology and operations of businesses or technologies we have acquired; and

     - Our development or acquisition of services or products equal or superior to those of our competitors.

WE EXPECT TO INCUR CONTINUED LOSSES

     As of March 31, 1999, we had an accumulated deficit of approximately $8.1 million. We expect to continue to experience significant losses on a quarterly and annual basis for at least the next 6-12 months. This will be primarily due to increased sales and marketing, product development, customer service and support, and operating costs incurred in support of our product and service offerings. If we cannot generate sufficient revenues to offset our operating expenses, our business and operating results will continue to be materially adversely affected.

WE WILL REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATING LOSSES AND CAPITAL REQUIREMENTS

     We have incurred substantial operating losses, and we expect to utilize substantial sums of cash in our operations for at least the next 12 months. We may also need to spend significant amounts of cash to:

     - fund continued growth, and offset operating losses;

     - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

     - react to unanticipated developments or competitive pressures.

     If we exhaust our current sources of capital and are not able to obtain additional capital, we will be required to undertake steps to continue our operations. These may include immediate reduction of our operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If these actions are still not sufficient, we may elect to implement other cost reduction actions. These actions may limit our opportunities to realize continued increases in sales, and we may not be able to reduce our costs and amounts sufficient to achieve break-even or profitable results. If we exhaust our sources of capital and subsequent cost reduction measures are not sufficient to allow us to achieve break-even or profitable results, we may be forced to seek protection from our creditors.

OUR MARGINS MAY CONTINUE TO DECLINE DUE TO PRICE EROSION

     The market for internet and intranet products and services is highly competitive and is characterized by significant pressures to reduce prices, incorporate new capabilities, and accelerate completion schedules. This increase in competition has resulted in significant price competition, which in turn has resulted in significant reductions in the average selling price of many of our products and services, including our web site development and hosting services. We have not been able to offset the effects of price reductions through an increase in the number of our customers, higher revenue from enhanced services, or cost reductions, and we expect that our margins may continue to decline. This decline, if it continues, will negatively affect our results, and may negatively affect the market for our shares. Our gross margins for each of the past 2 years have been approximately 20%, which represents a significant decline from the gross margins we achieved in 1996 of approximately 63%.

     There are no substantial barriers to entry in our market, and we expect that competition will continue to intensify. In addition, we compete with many other companies that have longer operating histories, longer customer relationships, and substantially greater financial, management, technical development sales, marketing, and other resources. Many nationally known companies and regional local companies across the country are involved in intranet and intranet applications, including the development and support of web sites and internet applications, and the number of these companies is increasing.

WE DEPEND UPON CONTINUED GROWTH IN USE OF THE INTERNET

     Our future success is dependent upon continued growth in the use of the internet and the web. The internet may not prove to be a viable commercial marketplace for many reasons, including:

     - lack of acceptable security technologies,

     - potentially inadequate development of the necessary infrastructure, or

     - timely development and commercialization of performance improvements.

     If the internet continues to experience significant growth in the number of users and level of services, the internet infrastructure may not be able to support the demands placed upon it, and the performance and reliability of the web may be adversely affected.

OUR STOCK PRICE MAY BE VOLATILE

     The trading price of our shares has been, and may continue to be, subject to wide fluctuations. During 1998, the closing sale prices of our shares on the Nasdaq SmallCap Market(TM) ranged from $1.13 to $18.25. The stock price may fluctuate in response to a number of events and factors such as:

     - quarterly variations in operating results,

     - announcements of technological innovations or new products and media products by us or our competitors,

     - changes in financial estimates and recommendations by securities analysts,

     - the operating and stock price performance of other companies that investors view as comparable, and

     - news reports related to trends in our markets.

     In addition, the stock market in general and the market prices for internet-related companies in particular have experienced extreme volatility and often have been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of the stock regardless of our operating performance.

WE MAY NOT PROPERLY MANAGE OUR GROWTH

     Our growth has placed a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Our systems, procedures or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to support our market opportunity. Any failure to effectively manage growth could have a material adverse effect on our business, operating results, or financial condition.

WE MAY NOT PROPERLY HANDLE THE RISKS ASSOCIATED WITH ACQUISITIONS

     As part of our business strategy, we have completed several acquisitions and expect to enter into additional business combinations to further our goal to become a leading provider of Internet software solutions for the financial services industry. Acquisition transactions are accompanied by many risks, and we may not be successful in addressing one or more of these risks. These risks include:

     - the difficulty of assimilating the operations and personnel of the acquired companies;

     - the difficulties of managing geographically separate business units;

     - the difficulty of incorporating acquired technology or content and rights into our product and services;

     - unanticipated expenses relating to technology integration;

     - the maintenance of uniform standards, controls, procedures, and policies; and

     - the impairment of relationships with employees and customers as a result of any integration or management changes.

     Since February 1999, we have completed two acquisitions which have added approximately 35 employees to HomeCom.

WE DEPEND ON KEY PERSONNEL

     We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management, such as Harvey Sax, Daniel A. Delity, David B. Frank, or James Wm. Ellsworth, could have a serious negative impact upon our business and operating results. We can provide no assurances that we will be able to retain our senior management or other key personnel. Although we have entered into employment agreements with each of executive officers that contain non-competition and nondisclosure provisions, our ability to benefit from them is uncertain because these provisions are typically limited in geographic scope and time, and may not effectively prohibit competition due to the global nature of the internet.

OUR AVERAGE SALES CYCLE MAY LENGTHEN

     Our development and implementation of interactive web sites and intranet software applications involves a lengthy sales cycle, which can be as long as six to nine months. Extensive web sites, development or licensing of our products may also involve substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If our average sales cycle continues to lengthen, we will face increased costs, potentially lower profit margins and a potential inability to achieve our target and sales goals.

WE MAY INCUR LOSSES FROM DEFECTS IN OUR PRODUCTS AND SERVICES

     Web site services and other services based on software and computing systems frequently encounter development and completion delays. Software may contain undetected errors or failures when introduced, especially in the case of web sites when the volume of traffic on the site increases. Errors found in the software, underlying web site, or other project may result in delays in completion, commercial release, or acceptance of the software, web site, or other project. In addition, we may incur unanticipated additional costs in order to cure any defect or be obligated to refund money paid to us or pay for damages caused by any delay or defect. Applications or products developed by us may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, we could experience delays and lost revenues during the period required to correct these errors. Despite our best efforts to the contrary, errors may be found in new applications, products, or releases after the commencement of installation or shipment. These problems can result in losses, or in delays in receiving revenues.

WE MAY INCUR LOSSES FROM SECURITY RISKS

     Our software and equipment is vulnerable to computer viruses or similar disruptive problems caused by customers or other internet users. Computer viruses or problems caused by third parties, such as hackers, could lead to interruptions, delays, or termination of service to our customers. Third parties could also potentially jeopardize security of confidential information stored in our computer systems or our customers' computer systems by their inappropriate use of the internet, which could cause losses to us and to our customers. Inappropriate use of the internet includes attempting to gain unauthorized access to information or systems. Although we intend to continue to implement security measures to prevent this, hackers have circumvented security measures in the past, and may be able to circumvent our security measures or the security measures of third parties in the future. Further, until more comprehensive technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the internet service industry in general and our customer base and revenue in particular. We do not have errors and omissions, product liability, or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS

     Our success depends in part upon our software and related documentation. We principally rely on copyright, trade secret, confidentiality procedures, and contract laws to protect our proprietary technology. The steps we have taken may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. We have a registered service mark for our logo and have applied for federal registration of the names HomeCom, Post On the Fly(TM), and Personal Internet Banker(TM). In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Although we do not believe that the software or trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims of infringement against us in the future and may succeed in securing injunctive relief or money damages. We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations.

THERE ARE A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

     The market for the shares may be adversely affected as a result of sales of a large number of shares in the market, or a perception that large sales may occur. This could also limit HomeCom's ability to raise capital through offerings of shares, or to effect acquisitions utilizing shares as the purchase price.

     HomeCom has 6,625,412 shares outstanding. Of that amount, 3,662,934 shares, or approximately 55%, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of HomeCom, as that term is defined in Rule 144 under the Securities Act. That number includes 626,087 shares issued in connection with a recently completed acquisition, and HomeCom has filed a registration statement covering those shares. The sellers of those shares have agreed to sell no more than one-half, or 313,043, of the shares within until June 24, 1999, with no more than one-third of these 313,043 shares being sold during the each of the first three thirty day periods commencing March 24, 1999. These restrictions do not apply in the event that the shares have traded above $4.813 per share on each of the five trading days prior to any single sale, if the sale is made at a price per share of at least $4.813. The sellers of those shares have also agreed not to sell any of the remaining 313,043 shares until June 24, 1999 and to limit sales on a cumulative basis to no more than one-sixth of these 313,043 shares during each month for the following sixth months. These restrictions do not apply in the event that the shares have traded above $10.00 per share on each of the five trading days prior to any single sale, as long as the sale is made at a price per share of at least $10.00.

     The remaining 2,962,478 shares, or approximately 45%, may be sold in the public market only if registered or sold under an exemption from registration such as Rule 144. Also included in the 6,625,412 outstanding shares are 185,342 shares we issued in connection with another recently completed acquisition, and we have contractually agreed to file a registration statement covering 92,671, or one-half, of those shares by June 23, 1999. The holders of those shares have agreed that they will not sell more than one-half of the 92,671 shares included in that registration statement before July 22, 1999.

     In addition, there are also the following shares that may become available for resale in the public markets:

     - There are outstanding warrants to acquire an aggregate of 490,000 shares at a weighted average exercise price of $8.32 per share. The shares issuable upon exercise of the warrants have been registered under the Securities Act, and will be available for resale upon issuance following exercise of the warrants.

     - There are outstanding options to purchase 763,854 shares under our stock option plans at a weighted average exercise price of $4.77 per share, and 8,300 shares have been issued under our stock purchase plan at a weighted average price of $2.19 per share. On July 31, 1998, we filed a registration statement on Form S-8 under the Securities Act to register the potential sale of 300,000 shares reserved for issuance under our stock option plan and the 150,000 shares reserved for issuance under our stock purchase plan. Except for shares held by our affiliates, shares purchased under our stock option and purchase plans generally will be available for resale in the public market.

PREFERRED STOCK, IF ISSUED, WILL HAVE RIGHTS SENIOR TO THE SHARES

     We have the right to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, which include voting rights, of the preferred stock without shareholder approval. The rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. In addition, the issuance of additional shares of preferred stock could make it more difficult for a third party to acquire control of HomeCom, even if the change of control would be beneficial to shareholders.

WE HAVE ANTI-TAKEOVER PROVISIONS IN PLACE

     Our restated certificate of incorporation provides that our board is divided into three classes of directors with each class serving a staggered three year term. The division of the board of directors into three classes may discourage a third party from making a tender offer or commencing a proxy contest to obtain control of HomeCom, and may maintain the incumbency of the present board of directors.

THERE ARE LIMITATIONS ON THE LIABILITY OF OUR DIRECTORS AND OFFICERS

     Our restated certificate of incorporation provides that our directors shall have no personal liability for some breaches of their fiduciary duties. In addition, our restated bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under the federal securities laws. However these provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage stockholders from bringing a lawsuit against directors and officers for a breach of their fiduciary duties.

THERE ARE UNCERTAINTIES ASSOCIATED WITH GOVERNMENT REGULATION AND OTHER LEGAL ISSUES

     There are currently few laws or regulations directly applicable to access to or commerce on the internet. Due to the increased popularity and the use of the internet, it is possible that laws and regulations may be adopted, covering issues such as:

     - user privacy,

     - defamation,

     - pricing,

     - taxation,

     - content regulation,

     - quality of products and services, and

     - intellectual property ownership and infringement.

     Legislation of this type could expose us to substantial liability. It could also dampen the growth in use of the web, decrease the acceptance of the web as a communications and commercial medium, or require us to incur significant expense in complying with any new regulations. Other nations, including Germany, have taken actions to restrict the free flow of material considered to be objectionable on the web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on our international operations. In addition, several telecommunication carriers, including America's Carriers Telecommunications Association, are seeking to have telecommunications over the web regulated by the Federal Communication Commission in the same manner as other telecommunication services. Because the growing popularity and use of the web has burdened the existing telecommunications infrastructure, many areas with high web use have begun to experience interruptions in phone service. Local telephone carriers, including Pacific Bell, have petitioned the Federal Communications Commission to regulate service providers and impose access fees. Increased regulation, or the imposition of access fees, could substantially increase the cost of communicating on the web and potentially decrease the demand for our products. A number of proposals have been made at the federal, state, and local level that would impose additional taxes on the sale of goods and services through the internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from the sale of goods and services through the internet.

THERE ARE POTENTIAL COMMERCE-RELATED LIABILITIES

     We are offering and intend to continue to offer insurance and securities products through the internet. These activities will expose us to a number of additional risks and uncertainties, including:

     - potential liabilities for wrongful or illegal activities that may be conducted in connection with the sale of securities and insurance products;

     - consumer fraud and false or deceptive advertising or sales practices;

     - breach of contract claims related to the sales of insurance and securities products;

     - claims that materials included in our sites infringe on third-party patents, copyrights, trademarks or other intellectual property rights or are libelous, defamatory, and breach third-party confidentiality or privacy rights;

     - claims relating to any failure to appropriately collect or remit sales or other taxes arising from commerce transactions;

     - claims that may be brought by customers as a result of losses resulting from any down time or other performance failures in our services; and

     - state laws limiting the sale of insurance and securities products.

     Although we maintain liability insurance, insurance may not cover these claims or may not be adequate. Even if the claims do not result in material liability, investigating and defending claims of this type is expensive.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON US

     Many existing computer programs were originally designed to use only two digits to identify a year in date fields. As a result, date-sensitive software applications may recognize a date using 00 as the year 1900 rather than the year 2000. If not corrected, these applications could fail or produce erroneous results when working with dates in the year 2000 and beyond. If not properly addressed, the year 2000 issue could have a material effect on our financial position and future operating results.

     We primarily rely on industry standard operating systems and applications for our internal systems rather than proprietary software, and based on review of significant internal programs and systems, we have determined that they are substantially year 2000 compliant. In addition, we are seeking confirmation from our primary telecommunications service providers that they are developing and implementing plans to become year 2000 compliant. Information we have received so far has indicated that they are in the process of implementing remediation procedures to ensure that their computer systems, services, or products are year 2000 compliant by December 31, 1999. However, we have not undertaken an in-depth evaluation of these providers in relation to the year 2000 issue. In addition, we cannot predict whether or not all of these vendors' programs will be successful. To the extent that these vendors fail to resolve any year 2000 issues on a timely basis or in a manner that is compatible with our systems, that failure could have a material adverse effect on our financial position and future operating results. We are using internal resources to identify and correct our systems for year 2000 compliance, and we expect any incremental costs associated with addressing this issue to be minimal. We do not believe that the costs of addressing year 2000 issues will be material to our future operating results or financial position.

MANAGEMENT AND SIGNIFICANT STOCKHOLDERS CAN EXERCISE INFLUENCE OVER HOMECOM

     Based upon stock ownership as of May 25, 1999, our executive officers, directors, and 5% stockholders and their affiliates own an aggregate of 39% of our outstanding shares. As a result, these persons acting together will have the ability to control all matters submitted to our shareholders for approval and to control the management and affairs of HomeCom. This concentration of ownership may have the effect of delaying or preventing a change in control of HomeCom, impede a merger, consolidation, or takeover or other business combination, or discourage a potential acquiror from attempting to obtain control. This concentration of control could also have a negative effect on the market price of your shares.

NEW INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

     Shares purchased in this offering may incur immediate and substantial dilution. To the extent that currently outstanding options and warrants are exercised or converted, there will be further dilution in your shares. Please refer to the information above under "There Are a Substantial Number of Shares Eligible For Future Sale."

WE MAY NOT MAINTAIN NASDAQ LISTING REQUIREMENTS

     If we are unable to maintain the standards for continued listing, our shares could be subject to delisting from the Nasdaq SmallCap Market(TM). If our shares were delisted, trading, if any, in our shares would be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market(TM) listing requirements or in what are commonly referred to as the pink sheets. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations on the shares. Under the currently effective criteria for continued listing of securities on the Nasdaq SmallCap Market(TM), a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000.

THE SHARES MAY BECOME SUBJECT TO RISKS OF LOW PRICED STOCKS

     In the absence of the shares being quoted in Nasdaq, or listed on an exchange, trading in the shares would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, if our shares are a penny stock. The applicability of this rule, if it occurs, could materially adversely affect the ability of broker-dealers to sell our shares and the ability of purchasers in this offering to sell their shares in the secondary market.

     Under that rule, broker-dealers who recommend penny stocks to persons other than established customers and accredited investors, who are generally investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse, must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before the sale.

     The SEC has adopted regulations that generally defined a penny stock to be any equity security that has a market price of less than $5.00 per share. However, exemptions to this rule include:

     - an equity security listed on the Nasdaq Stock Market(TM), and

     - an equity security issued by an issuer that has:

     - net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for three years,

     - net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years, or

     - average revenue of at least $6,000,000 for the preceding three years.

     Unless an exception is available, the regulations require the delivery, before any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

                                USE OF PROCEEDS

     The proceeds from the sale of the shares covered by this prospectus are entirely for the benefit of the selling shareholders. We will not receive any proceeds from the sale of the shares from the selling shareholders. Homecom will receive proceeds from the exercise of the warrants in an amount equal to (i) the number of shares exercised pursuant to the warrants, multiplied by (ii) the applicable exercise price per share. These proceeds will be used for general working capital purposes.

                   ISSUANCE OF SHARES TO SELLING SHAREHOLDERS

     On March 25, 1999, we completed a private placement of $2,500,000 principal amount of Series B Convertible Preferred Stock and warrants to purchase our common stock. The preferred stock is convertible into common stock, until March 24, 2002, at the option of the holder, at a conversion price equal to the market conversion price, but the conversion price will not exceed $5.23. Market conversion price means the average of the closing bid prices of our stock during any four consecutive trading days as determined by the holder during the twenty-five consecutive trading day period ending one trading day prior to the date that a notice of conversion is sent to us by the investor, subject to adjustment under circumstances more extensively described in the section entitled "Description of Capital Stock -- Series B Convertible Preferred Stock" on page 15 of this prospectus. The preferred stock is redeemable at our option beginning on the earlier to occur of July 13, 1999 or the date that this registration statement become effective with the SEC at a price of 120% of its principal amount.

     The warrants are exercisable for an aggregate of 250,000 shares of common stock at the option of the holder until March 24, 2004, at an exercise price of $5.70 per share, subject to adjustment under circumstances more extensively described in the section entitled "Description of Capital Stock -- Warrants" on page 17 of this prospectus.

     The preferred stock and warrants were sold in reliance on Rule 506 of the Securities Act of 1933, which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act. Under the terms of the private placement, we agreed to file a registration statement on Form S-3 to cover at least 1,225,000 shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.

                              SELLING SHAREHOLDERS

     The following table presents information known to us with respect to beneficial ownership of our common stock as of May 25, 1999, by each selling stockholder. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders, if the holders were to fully convert the preferred stock as of May 14, 1999, fully exercise the warrants, and offer all the resulting shares of common stock for sale. In accordance with the terms of the preferred stock, if converted on May 21, 1999, the preferred stock would convert at a conversion price of $5.258 per share into 478,700 shares of common stock. The warrants are exercisable at an exercise price of $5.70 per share into 250,000 shares of common stock. The actual number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants is indeterminate, and could be materially less or more than the amount estimated due to the conversion and exercise price adjustments explained in the section of this prospectus entitled "Description of Capital Stock" on page 15, in particular the subsections entitled "Series B Convertible Preferred Stock" on page 14 and "Warrants" on page 17. We have agreed to register, under a registration statement on Form S-3 of which this prospectus is a part, 1,225,000 shares; the additional shares covered by this prospectus for sale by the selling stockholders are to accommodate the possibility that the actual number of shares issuable upon conversion of the preferred stock or exercise of warrants increases as a result of adjustments in the conversion or exercise prices. This table, however, assumes no adjustment to the conversion price of the preferred stock or exercise price of the warrants. We cannot assure you that the selling stockholders will sell any or all of the shares that they may acquire upon their conversion of preferred stock or exercise of warrants.

                                                                 SHARES
                                                                 OFFERED        SHARES
                                                               PURSUANT TO      OFFERED
                                                  SHARES      CONVERSION OF   PURSUANT TO
                                               BENEFICIALLY     PREFERRED     EXERCISE OF
            SELLING STOCKHOLDERS                  OWNED           STOCK        WARRANTS
            --------------------               ------------   -------------   -----------
CPR (USA), Inc...............................         --         239,350        112,500
LibertyView Funds, L.P.......................         --         191,480         90,000
LibertyView Fund, L.L.C......................         --          47,870         22,500
J.P. Turner & Company, L.L.C.................         --              --          6,250
John Clarke..................................         --              --         18,750
                                                 -------         -------        -------
          Total..............................         --         478,700        250,000
                                                 =======         =======        =======

-------------------------

* less than one percent of our common stock

                  ADDITIONAL INFORMATION REGARDING BENEFICIAL
                OWNERSHIP OF SHARES BY THE SELLING STOCKHOLDERS

     The terms of the preferred stock and the warrants provide that the preferred stock is convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable at that time, together with the number of shares of common stock beneficially owned by that holder and its affiliates as determined in accordance with Section 13(d) of the Securities Exchange Act, would not exceed 4.99% of our then outstanding common stock so long as that holder is subject to laws, rules or regulations which would prohibit owning in excess of 4.99%. As of the date of this prospectus, however, none of the selling stockholders would beneficially own under Rule 13d-3 more than 4.99% of our outstanding common stock based on the currently applicable exercise price of the warrants and conversion price of the preferred stock.

                    ADDITIONAL INFORMATION REGARDING SOME OF
                  THE SHARES HELD BY THE SELLING SHAREHOLDERS

     As a result of limitations imposed by Nasdaq and the terms of the preferred stock, we may not issue shares representing more than 19.99% of our outstanding stock unless we obtain stockholder approval or a waiver of the limitations by Nasdaq.

                              PLAN OF DISTRIBUTION

     Shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of HomeCom in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares:

     - on the Nasdaq SmallCap Market(TM);

     - at prices and at terms then prevailing or at prices related to the then current market price; or

     - in private sales at negotiated prices directly or through brokers.

     The selling shareholders and any underwriter, dealer or agent who participates in the distribution of the shares may be deemed to be underwriters under the Securities Act, and any discount, commission or concession received by these persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling shareholders against some liabilities arising under the Securities Act.

     Any broker-dealer participating in transactions as agent may receive commissions from the selling shareholders, and, if acting as agent for the purchaser of the shares, from the purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described above.

     We have advised the selling shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders have advised HomeCom that during the time as the selling shareholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

     - not engage in any stabilization activity in connection with any of the shares;

     - not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;

     - not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

     - effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

     The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

     In order to comply with the securities laws of some states, if applicable, the shares will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     HomeCom has agreed to use its best efforts to maintain the effectiveness of this registration statement with respect to the shares until the earlier of the sale of the shares or two years from the date of this prospectus. No sales may be made under this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. There can be no assurance that the selling shareholders will sell all or any of the shares offered under this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 15,000,000 shares of common stock, $.0001 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of April 27, 1999, we had issued and there were outstanding 6,625,412 shares of common stock held of record by approximately 3,000 record holders and 125 shares of Series B Convertible Preferred Stock held of record by three record holders. Of the authorized preferred stock, 20,000 shares have been designated Series A Convertible Preferred Stock, none of which are presently outstanding, and 125 shares have been designated Series B Convertible Preferred Stock.

COMMON STOCK

     Holders of shares of common stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the stockholders. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of common stock are entitled to share ratably in any dividends as may be declared by the board of directors out of legally available funds. In the event of dissolution, liquidation or winding up of HomeCom, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the aggregate liquidation preference of outstanding shares of preferred stock. Holders of shares of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock to be issued by

Homecom in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Our restated certificate of incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock.

SERIES B CONVERTIBLE PREFERRED STOCK

     Pursuant to our certificate of incorporation, the board has classified 125 shares of preferred stock as Series B Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the certificate of designations filed with the State of Delaware. Of the 125 shares authorized by the board, all are currently outstanding. The stated value per share of the series B preferred stock is $20,000. All shares of common stock are of junior rank to all series B preferred shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up. The rights of the shares of common stock shall be subject to the preferences and relative rights of the series B preferred shares. The series B preferred shares will be of greater rank than any series of common or preferred stock issued by us in the future. Without the prior express written consent of the holders of at least a majority of the then outstanding series B preferred shares, we will not authorize or issue capital stock that is of senior or equal rank to the series B preferred shares regarding the preferences as to distributions and payments upon the liquidation, dissolution and winding up of HomeCom. Without the prior express written consent of the holders of not less than a majority of the then outstanding series B preferred shares, we will not hereafter authorize or make any amendment to our certificate of incorporation or bylaws, or make any resolution of the board of directors with the Delaware Secretary of State containing any provisions which would materially and adversely affect or impair the rights or relative priority of the holders of the series B preferred shares relative to the holders of the common stock or the holders of any other class of capital stock. In the event of our merger or consolidation with or into another corporation, the series B preferred shares shall maintain their relative powers, designations, and preferences, and no merger may result that is inconsistent with this provision.

     Holders of the series B preferred stock are not entitled to receive dividends. If any series B preferred shares are outstanding, we may not, without the prior express written consent of the holders of a majority of the then outstanding series B preferred shares, directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock so long as written notice thereof has been given to holders of the series B preferred shares at least thirty days prior to the earlier of (a) the record date taken for or (b) the payment of the dividend or other distribution. We may declare and pay a dividend in cash with respect to the common stock so long as we: pay simultaneously to each holder of series B preferred shares an amount in cash equal to the amount the holder would have received had all of the holder's series B preferred shares been converted to common stock one business day before the record date for any the dividend, and after giving effect to the payment of any dividend and any other required payments in including required payments to the holders of the series B preferred shares, we have in cash or cash equivalents an amount equal to the aggregate of:

     - all of its liabilities reflected on its most recently available balance sheet;

     - the amount of any indebtedness incurred by us or any of our subsidiaries since its most recent balance sheet; and

     - 120% of the amount payable to all holders of any shares of any class of preferred stock assuming a liquidation as the date of our most recently available balance sheet.

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of the series B preferred shares will be entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders, before any amount shall be paid to the holders of any of our capital stock of any class junior in rank to the series B preferred shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up, an amount per series B preferred share equal to the sum of (i) $20,000 and (ii) a premium of 5% per year of the stated value from the date of issuance of the series B preferred stock; provided that, if the funds are insufficient to pay the full amount due to the holders of series B preferred shares and holders of shares of other classes or series of preferred stock that are of equal rank with the series B preferred shares as to payments of this type, then each holder of series B preferred shares and other preferred shares will share equally in the available funds in accordance with their respective liquidation preferences. The purchase or redemption by us of stock of any class in any manner permitted by law will not be regarded as a liquidation, dissolution or winding up. Neither our consolidation or merger with or into any other person, nor the sale or transfer by us of less than substantially all of its assets will be deemed to be a liquidation, dissolution or winding up.

     The holders of series B preferred shares shall have no voting rights, except as required by law, including the General Corporation Law of the State of Delaware.

     Each share of series B preferred stock is convertible on or after the earlier of June 23, 1999, or the date of this prospectus into the number of shares of our common stock, equal to the stated value ($20,000) plus a premium of 5% per year of the stated value from the date of issuance of the series B preferred stock, divided by the conversion price. The conversion price is equal to the lesser of:

          (1) the average closing bid prices of the common stock for any four consecutive trading days during the twenty-five consecutive trading day period ending on the day prior to the conversion; or

          (2) $5.23.

     The holders of the series B preferred shares are limited with respect to the number of shares that they can convert at any one time. In particular, as long as they are subject to laws, rules or regulations which would prohibit their owning in excess of 4.99% of the outstanding common stock following conversion, they may not own in excess of that amount.

     The series B preferred stock is subject to redemption at our option upon the earlier to occur of July 13, 1999, or the date of this prospectus at 120% of the principal amount of the stock being redeemed. If any series B preferred stock remain outstanding on March 24, 2002, all the shares will automatically be converted into common stock.

     The issuance of the series B preferred stock is also subject to the NASDAQ National Market's Market Place Rule 4460(i). Pursuant to the terms of this rule, we have agreed with the holders of the series B preferred stock that so long as we are subject to this rule or any rule substantially similar to this rule, we will not issue more than 19.99% of the common stock outstanding on the date the series B preferred stock was issued upon conversion of the series B preferred stock in the absence of:

     - the approval of the issuance by our stockholders; or

     - a waiver by NASDAQ of the provisions of that rule.

WARRANTS

     In connection with the completion with the our initial public offering, we granted to our underwriter, Ladenburg Thalmann & Co. Inc., the underwriter, warrants to acquire 100,000 shares of the common stock at an exercise price of $7.20 per share. The exercise price is subject to adjustment under specified circumstances. The underwriter warrants expire on May 12, 2002, if not earlier exercised.

     In connection with the completion of a sale of debentures in December of 1998, we issued to First Granite Securities, Inc., an entity designated by the holder of the debentures, warrants to acquire an aggregate 400,000 shares of common stock. Of these warrants, warrants to acquire an aggregate of 200,000 shares are exercisable at a price of $4.00 per share and warrants to acquire an aggregate 200,000 shares are exercisable at a price of $6.00 per share. The exercise price of these debenture warrants is subject to adjustment under specified circumstances. If not earlier exercised, the debenture warrants expire on October 27, 2000. Pursuant to an agreement dated April 8, 1998, in the event that we agree to adjust the exercise price of the series B preferred stock warrants to an exercise price below $5.00, we have also agreed to amend the exercise price of any unexercised debenture warrants to the reduced exercise price.

     In connection with the completion of the sale of our series A preferred stock, we issued the series A preferred stock warrants. These warrants represent the right to acquire an aggregate of 125,000 shares of common stock, with warrants to purchase 62,500 shares of common stock having an exercise price per share equal to $14.50 per share and warrants to purchase the remaining 62,500 shares having an exercise price equal to $15.825. The exercise price of these warrants is subject to adjustment under specified circumstances. The series A preferred stock warrants will expire on December 31, 2000, and are eligible to be exercised at any time on or after June 23, 1998.

     In connection with the completion of the sale of series B convertible preferred stock, we issued series B convertible preferred stock warrants. These warrants represent the right to acquire an aggregate of 250,000 shares of common stock, each with an exercise price per share equal to $5.70 per share. The exercise price of these warrants is subject to adjustment under specified circumstances. The series B convertible preferred stock warrants will expire on March 24, 2004, if not earlier exercised.

                                 LEGAL MATTERS

     The validity of the shares offered under this prospectus will be passed upon by Sims Moss Kline & Davis LLP, Atlanta, Georgia, counsel to HomeCom.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of HomeCom for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Some information in the registration statement has been omitted from this prospectus as permitted by the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of copying fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our latest annual report and quarterly reports can also be accessed through our Internet World Wide Web site at http://www.homecom.com. Our common stock is quoted on The Nasdaq SmallCap Market(TM). Reports, proxy and information statements and other information concerning HomeCom. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference some of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          1. Our annual report on Form 10-K for the year ended December 31, 1998 (File No. 0-26822).

          2. Our quarterly report on Form 10-Q for the three months ended March 31, 1999 (File No. 0-29204).

          3. Our definitive proxy statement dated February 11, 1999, filed in connection with our February 26, 1999, special meeting of shareholders.

          4. Our current reports on Form 8-K, filed with the SEC on May 10, 1999, April 13, 1999, and April 1, 1999 (File No. 0-26822).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to the documents. You should direct any requests for documents to Corporate Communications and Investor Relations, HomeCom Communications, Inc., Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305, telephone (404) 237-4646.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee........................................  $ 2,245.50
Legal fees and expenses.....................................   15,000.00
Accounting fees and expenses................................   10,000.00
NASD listing fee............................................    7,500.00
Miscellaneous expenses......................................    1,000.00
                                                              ----------
          Total.............................................  $35,745.50
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

     Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

ITEM 16.  EXHIBITS.

EXHIBITS
--------
 5.1          --   Opinion of Sims Moss Kline & Davis LLP
10.49+++      --   Certificate of Designations, Preferences and Rights of
                   Series B Convertible Preferred Stock HomeCom Communications,
                   Inc. dated as of March 24, 1999
10.50+++      --   Securities Purchase Agreement dated as of March 25, 1999, by and among HomeCom Communications, Inc. and CPR (USA), Inc.,
                   LibertyView Funds, L.P., and LibertyView Fund, L.L.C.
10.51+++      --   Registration Rights Agreement dated as of March 25, 1999, by and among HomeCom Communications, Inc. and CPR (USA), Inc.,
                   LibertyView Funds, L.P., and LibertyView Fund, L.L.C.
10.52+++      --   Transfer Agent Instructions dated as of March 25, 1999
10.53+++      --   Transfer Agent Legal Opinion dated as of March 25, 1999
10.54+++      --   Placement Agency Agreement dated as of March 25, 1999, by
                   and between HomeCom Communications, Inc. and J.P. Turner &
                   Company, L.L.C.
10.55         --   Warrant Agreement, dated as of March 25, 1999, by and among
                   CPR (USA), Inc. and HomeCom Communications, Inc.
10.56         --   Warrant Agreement, dated as of March 25, 1999, by and among
                   LibertyView Fund, L.L.C. and HomeCom Communications, Inc.
10.57         --   Warrant Agreement, dated as of March 25, 1999, by and among
                   LibertyView, Funds, L.P. and HomeCom Communications, Inc.
10.59         --   Warrant Agreement, dated as of March 25, 1999, by and among
                   J.P. Turner & Company, L.L.C. and HomeCom Communications,
                   Inc.
23.1          --   Consent of PricewaterhouseCoopers LLP, Independent
                   Accountants
23.2          --   Consent of Sims Moss Kline & Davis LLP (included in Exhibit
                   5.1)
24.1          --   Power of Attorney (see page II-3)

-------------------------

+++ Incorporated herein by reference to exhibit of the same number in Form 10-K of the Registrant filed with the Commission on March 31, 1999.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, HomeCom Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 27, 1999.

                                          HOMECOM COMMUNICATIONS, INC.

                                          By:       /s/ HARVEY W. SAX
                                             -----------------------------------
                                                        Harvey W. Sax
                                                Chairman and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harvey W. Sax and Norman H. Smith, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                 TITLE                 DATE
                     ---------                                 -----                 ----

                 /s/ HARVEY W. SAX                   President, Chief Executive  May 27, 1999
---------------------------------------------------    Officer and Director
                   Harvey W. Sax                       (Principal Executive
                                                       Officer)

                 /s/ NAT STRICKLEN                   Executive Vice President    May 27, 1999
---------------------------------------------------    and Director
                   Nat Stricklen

                 /s/ KRISHAN PURI                    Executive Vice President    May 27, 1999
---------------------------------------------------    and Director
                   Krishan Puri

             /s/ GIA BOKUCHAVA, PH.D.                Chief Technical Officer     May 27, 1999
---------------------------------------------------    and Director
                Gia Bokuchava, Ph.D

                  /s/ ROGER NEBEL                    Vice President and          May 27, 1999
---------------------------------------------------    Director
                    Roger Nebel

                     SIGNATURE                                 TITLE                 DATE
                     ---------                                 -----                 ----

                /s/ NORMAN H. SMITH                  Chief Financial Officer     May 27, 1999
---------------------------------------------------
                  Norman H. Smith

                                                     Director                       , 1999
---------------------------------------------------
                  William Walker

                 /s/ CLAUDE THOMAS                   Director                    May 27, 1999
---------------------------------------------------
                   Claude Thomas

                                                     Director                          , 1999
---------------------------------------------------
                James Wm. Ellsworth

                                                     Director                          , 1999
---------------------------------------------------
                 Daniel A. Delity

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                                 DESCRIPTION
--------                                -----------
 5.1        --  Opinion of Sims Moss Kline & Davis LLP
10.49+++    --  Certificate of Designations, Preferences and Rights of
                Series B Convertible Preferred Stock HomeCom Communications,
                Inc. dated as of March 24, 1999
10.50+++    --  Securities Purchase Agreement dated as of March 25, 1999 by and among HomeCom Communications, Inc. and CPR (USA), Inc.,
                LibertyView Funds, L.P., and Liberty View Fund, L.L.C.
10.51+++    --  Registration Rights Agreement dated as of March 25, 1999 by and among HomeCom Communications, Inc. and CPR (USA), Inc.,
                LibertyView Funds, L.P., and Liberty View Fund, L.L.C.
10.52+++    --  Transfer Agent Instructions dated as of March 25, 1999.
10.53+++    --  Transfer Agent Legal Opinion dated as of March 25, 1999.
10.54+++    --  Placement Agency Agreement dated as of March 25, 1999 by and between HomeCom Communications, Inc. and J.P. Turner &
                Company, L.L.C.
10.55       --  Warrant Agreement, dated as of March 25, 1999 by and among
                CPR (USA), Inc. and HomeCom Communications, Inc.
10.56       --  Warrant Agreement, dated as of March 25, 1999 by and among
                LibertyView Fund, L.L.C. and HomeCom Communications, Inc.
10.57       --  Warrant Agreement, dated as of March 25, 1999 by and among
                LibertyView Funds, L.P. and HomeCom Communications, Inc.
10.59       --  Warrant Agreement, dated as of March 25, 1999 by and among
                J.P. Turner & Company, L.L.C. and HomeCom Communications,
                Inc.
23.1        --  Consent of PricewaterhouseCoopers LLP, Independent
                Accountants
23.2        --  Consent of Sims Moss Kline & Davis LLP (included in Exhibit
                5.1)
24.1        --  Power of Attorney (see page II-3)

-------------------------

+++ Incorporated herein by reference to exhibit of the same number in Form 10-K of the Registrant filed with the Commission on March 31, 1999.